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EXHIBIT 99.1


NEWS BULLETIN                                RE:  CRDENTIA CORP.
    FROM:                                         14114 DALLAS PARKWAY,
                                                  SUITE 600
FINANCIAL                                         DALLAS, TX 75354
RELATIONS BOARD                                   OTCBB: CRDE


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For Further Information:
  AT THE COMPANY:                            AT FINANCIAL RELATIONS BOARD:
  James D. Durham        Pamela Atherton     Moira Conlon
  CEO and Chairman       President           (310) 407-6524
  972-850-0780           972-850-0780        mconlon@financialrelationsboard.com
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FOR IMMEDIATE RELEASE

                  CRDENTIA TO ACQUIRE ARIZONA HOME & HEALTHCARE


DALLAS - SEPTEMBER 1, 2004 - CRDENTIA CORP. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, today announced that it has entered into an agreement to acquire Arizona Home & Healthcare, a per diem and private duty healthcare staffing provider serving the Phoenix and Tucson metro market regions.

Founded in 2000, Arizona Home & Healthcare's per diem and private duty healthcare staffing businesses have nearly 300 nurses under contract serving a diverse base of more than 100 Arizona based clients. The company's contracts represent Arizona's predominant areas of medical staffing needs including workers' compensation, hospital staffing, behavioral health, prisons, corrections and private duty home care. Arizona Home & Healthcare will continue to operate under the direction of founder William Campbell Crocker who has joined Crdentia's senior management team as Senior Vice President.

"We are extremely pleased that Arizona Home & Healthcare will join the Crdentia family," said Chairman and Chief Executive Officer James D. Durham. "The company is very well respected in our industry and enjoys a virtually unmatched presence in the markets it serves. William Crocker has built a premium operation that will substantially expand our pool of staff on contract, increase our client base in desirable markets and enhance our geographic footprint in Arizona."

Arizona Home & Healthcare founder William C. Crocker commented, "Crdentia and Arizona Home & Healthcare have a shared vision for healthcare staffing that marries the top line synergies of travel and per diem nursing to offer qualified nurses and licensed professional staff better options and opportunities. We operate in attractive, high demand markets where we will recognize immediate competitive value through Crdentia's diverse product line. This is an exciting opportunity to immediately enhance our position in the markets we serve through Crdentia's strong resources and vast industry expertise."

Commenting on Crdentia's acquisition strategy, President Pamela Atherton stated, "Our acquisition of Arizona Home & Healthcare clearly exemplifies our strategic geographic focus on serving large, metropolitan markets with critical masses of temporary medical staff and affluent, aging populations with strong demand for healthcare services. Arizona's population nearly doubles during the winter when migration to the warm desert climate is at its peak. The transitory nature of the population coupled with the affluence of the regions surrounding Phoenix and Tucson equates to an extremely attractive market area. Arizona Home & Healthcare is a premiere agency with a strong, established customer base, and their integration will add tremendous value to Crdentia's expanding network."


                                     -more-
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Arizona Home & Healthcare represents one of several acquisitions planned by
Crdentia during 2004 focusing on per diem and private duty staffing. Founded in August 2002, Crdentia successfully integrated four acquisitions in 2003 and, upon completion of the Arizona Home & Healthcare transaction, will staff over 500 nurses through seven domestic offices and one office in the Philippines. The closing of the transaction, which is subject to customary closing conditions, is expected in early September. Crdentia currently ranks among the 10 largest healthcare staffing providers in the U.S. market.

ABOUT CRDENTIA CORP.

Crdentia Corp. is one of the nation's leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.